Exhibit 23.01
Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Amyris, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Amyris, Inc. (the Company) of our report dated March 8, 2022, relating to the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit) and mezzanine equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the effectiveness of internal control over financial reporting as of December 31, 2021, which appears in the December 31, 2021 Annual Report on Form 10-K of the Company.

Our report on the effectiveness of internal control over financial reporting expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021.

Our report on the consolidated financial statements refers to changes in accounting method of accounting for leases on January 1, 2019, due to the adoption of Financial Accounting Standard Board’s Accounting Standards Codification 842, Leases.

/s/ Macias Gini & O’Connell LLP

San Jose, California
August 9, 2022